                                                                       Exhibit 5


                                                           1300 I Street, N.W.
                                                             Suite 470 East
                                                         Washington, D.C. 20005
                                                        Telephone (202) 737-7900
Breyer & Aguggia                                        Facsimile (202) 737-7979
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                               December 10, 1997



Board of Directors
Heritage Bancorp, Inc.
201 W. Main Street
Laurens, South Carolina 29360

     RE:  Heritage Bancorp, Inc.
          Registration Statement on Form S-1

Gentlemen:

     You have requested our opinion as special counsel for Heritage Bancorp, Inc., a Delaware corporation, in connection with the above-referenced registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In rendering this opinion, we understand that the common stock of Heritage Bancorp, Inc. will be offered and sold in the manner described in the Prospectus, which is part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of common stock of Heritage Bancorp, Inc. will upon issuance be legally issued, fully paid and nonassessable.

     This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal and Tax Opinions."

                              Very truly yours,

                              /s/ Breyer & Aguggia

                              BREYER & AGUGGIA

Washington, D.C.